Exhibit 10.1

EXECUTION VERSION

OMNIBUS AMENDMENT

This OMNIBUS AMENDMENT, dated as of April 17, 2024 (this “Amendment”), is:

(1)            THE TWENTIETH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, among AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, a Delaware corporation (in such capacity, the “Seller”), AMERISOURCEBERGEN DRUG CORPORATION, a Delaware corporation, as the initial Servicer (in such capacity, the “Servicer”), the PURCHASER AGENTS and PURCHASERS listed on the signature pages hereto, U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as a Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser, TRUIST BANK (“Truist”), as a Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser, and MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), as administrator (in such capacity, the “Administrator”);

(2)            THE SECOND AMENDMENT TO AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, among AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, a Delaware corporation, as buyer (in such capacity, the “Buyer”), AMERISOURCEBERGEN DRUG CORPORATION, a Delaware corporation and ASD SPECIALITY HEALTHCARE, LLC, a California limited liability company, each of the foregoing, as an originator (in such capacity, an “Originator,” and collectively, the “Originators”); and

(3)            THE FIRST AMENDMENT TO SECOND AMENDED AND RESTATED PERFORMANCE UNDERTAKING, among CENCORA, INC., (F/K/A AMERISOURCEBERGEN CORPORATION), a Delaware corporation (the “Performance Guarantor”), in favor of the Buyer, as recipient.

R E C I T A L S

The Seller, the Servicer, the Purchaser Groups, and the Administrator are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of April 29, 2010 (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”).

The Buyer and the Originators are parties to that certain Amended and Restated Receivables Sale Agreement, dated as of October 16, 2020 (as amended, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”);

The Performance Guarantor is party to that certain Second Amended and Restated Performance Undertaking, dated as of October 16, 2020 (as amended, supplemented or otherwise modified from time to time, the “Performance Undertaking”; together with the Receivables Purchase Agreement and the Receivables Sale Agreement, each an “Agreement” and collectively, the “Agreements”).

The parties hereto desire to join each of U.S. Bank and Truist as a party to the Receivables Purchase Agreement as an Uncommitted Purchaser, Related Committed Purchaser and Purchaser Agent.

The parties hereto desire to amend each of the Agreements as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth for such terms in Exhibit I to the Receivables Purchase Agreement or Exhibit I to the Receivables Sale Agreement, as applicable.

2.            Amendments to the Receivables Purchase Agreement. As of the Effective Date (as defined below), the Receivables Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Purchase Agreement attached hereto as Exhibit A.

3.            Amendments to the Receivables Sale Agreement. As of the Effective Date (as defined below), the Receivables Sale Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Sale Agreement attached hereto as Exhibit B.

4.            Amendments to the Performance Undertaking. As of the Effective Date (as defined below), the Performance Undertaking is hereby amended to incorporate the changes shown on the marked pages of the Performance Undertaking attached hereto as Exhibit C.

5.            Joinder.

(a)            U.S. Bank and Truist as a Related Committed Purchaser and as an Uncommitted Purchaser. From and after the date hereof, each of U.S. Bank and Truist shall be a party to the Receivables Purchase Agreement as a “Related Committed Purchaser” and an “Uncommitted Purchaser” for all purposes thereof and of the other Transaction Documents, and each of U.S. Bank and Truist accepts and assumes all related rights and agrees to be bound by all of the terms and provisions applicable to “Related Committed Purchasers” and an “Uncommitted Purchaser” contained in the Receivables Purchase Agreement and the other Transaction Documents.

(b)            Appointment of U.S. Bank as Purchaser Agent of U.S. Bank’s Purchaser Group. U.S. Bank hereby designates U.S. Bank as its Purchaser Agent and U.S. Bank hereby accepts such designation and acknowledges and agrees to perform each of the roles and responsibilities of Purchaser Agent for U.S. Bank in its capacity of Purchaser Agent for U.S. Bank and each of the other members of U.S. Bank’s Purchaser Group.

(c)            Appointment of Truist as Purchaser Agent of Truist’s Purchaser Group. Truist hereby designates Truist as its Purchaser Agent and Truist hereby accepts such designation and acknowledges and agrees to perform each of the roles and responsibilities of Purchaser Agent for Truist in its capacity of Purchaser Agent for Truist and each of the other members of Truist’s Purchaser Group.

(d)            Independent Credit Decision. Each of U.S. Bank and Truist hereby confirms that it has, independently and without reliance upon the Administrator, any Purchaser or any Purchaser Agent and based on such documents and information as it has deemed appropriate, made and will continue to make its own appraisal of any investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Servicer, the Performance Guarantor or the Originators, and the Receivables and made its own evaluation and decision to enter into this Amendment and the Receivables Purchase Agreement.

(e)            Notice Addresses. U.S. Bank’s and Truist’s addresses for notices under the Receivables Purchase Agreement shall be the following:

If to U.S. Bank:

U.S. Bank National Association
214 N. Tryon St
Charlotte, NC 28202
Attn: Jeff Fricano
Telephone: (704) 335-7811
Email: jeff.fricano@usbank.com

If to Truist:

Truist Bank
303 Peachtree Street, 25th Floor
MC: GA-ATL-7662
Atlanta, GA 30308
Attn: Karen Weich
Telephone: (404) 813-9293
Facsimile: (801) 453-4108
Email: agency.services@Truist.com

(f)            Consent to Joinder. Each of the parties hereto (i) consents to the foregoing joinder of each of U.S. Bank and Truist as a party to the Receivables Purchase Agreement in the capacities of a “Related Committed Purchaser”, a “Purchaser Agent” and an “Uncommitted Purchaser”, (ii) expressly waives any notice or other applicable requirements set forth in any Transaction Document as a prerequisite or condition precedent to such joinders (other than as set forth herein) and (iii) acknowledges and agrees that this Section 3 is in form and substance substantially similar to an Assumption Agreement.

6.            Removal of Mizuho’s Purchaser Group. Each of the parties hereto hereby acknowledges and agrees to the resignation of Mizuho Bank, Ltd. (“Mizuho”) as “Uncommitted Purchaser”, “Related Committed Purchaser” and “Purchaser Agent” pursuant to the Payoff Letter (as defined below) and expressly waives any notice requirements set forth in the Receivables Purchase Agreement or any other Transaction Documents as a prerequisite or condition precedent to any assignment and assumption giving effect to such resignation applicable to Mizuho or Mizuho Bank, Ltd.’s Purchaser Group.

7.            Non-Ratable Purchases and Consent.

(a)            As of the date hereof and prior to giving effect to this Amendment, the Group Invested Amount for each Purchaser Group is the amount set forth on Schedule I attached hereto. In connection with the amendment of the Commitment with respect to each Related Committed Purchaser pursuant to this Amendment, the parties hereto desire to provide for the rebalancing of the Aggregate Invested Amount, on the terms and subject to the conditions described below.

(b)            The Seller hereby requests that solely on a one time basis on the date hereof, that the Purchasers in each of the U.S. Bank National Association Purchaser Group and the Truist Bank Purchaser Group (each such Purchaser Group, a “Subject Purchaser Group”) make a non-pro rata Incremental Purchase on the date hereof in the applicable amount set forth opposite its name in Part I of Schedule II attached hereto. Each of the parties hereto hereby agrees that for administrative convenience, the proceeds of such Incremental Purchase shall be applied by the Seller as (i) a partial repayment of the Group Invested Amount of each other Purchaser Group and (ii) a full repayment of the Mizuho Bank, Ltd. Purchaser Group in accordance with the terms of the Payoff Letter.

(c)            The Purchaser Agents for each of the Subject Purchaser Groups hereby acknowledge receipt of the Purchase Notice set forth in clause (b) above and hereby agree (i) subject to the satisfaction of each of the conditions set forth in Section 6.2 of the Receivables Purchase Agreement, that the Purchasers in its applicable Purchaser Group will make the Incremental Purchase requested above and (ii) that the provisions of this Amendment are in all material respects equivalent to the form of “Purchase Notice” set forth as Exhibit II to the Receivables Purchase Agreement and waive the notice requirement set forth in Section 1.2 of the Receivables Purchase Agreement.

(d)            After giving effect to the non-pro rata Incremental Purchase set forth above, the non-pro rata repayment of the Investment Amount set forth above and the netting of payments set forth in Section 6 below, each of the parties hereto hereby agree that the Group Invested Amount for each Purchaser Group shall be the amount set forth on Schedule III attached hereto.

(e)            All accrued and unpaid CP Costs, Yield and fees that accrued prior to the date hereof on or with respect to the portion of the Investment Amount that is being repaid on the date hereof pursuant to this Section 5 shall be payable by the Seller to the applicable Purchasers on the next occurring Settlement Date in accordance with the terms of the Receivables Purchase Agreement and the other Transaction Documents.

(f)            Each of the parties hereto consents to the foregoing non-pro rata Incremental Purchase set forth above and the non-ratable repayment of a portion of the Investment Amount set forth above, in each case, on the terms set forth in Sections 7 and 8 and on a one-time basis.

8.            Netting of Certain Amounts.

(a)            For administrative convenience and in order to minimize the number of required financial transfers pursuant to Section 7 above, the Seller and each of the other applicable parties hereto desires to net such payments.

(b)            In order to accomplish such netting of payments:

(i)            the Seller hereby directs each Subject Purchaser Group to send by wire transfer of immediately available funds, the applicable amount set forth opposite its name in Part I of Schedule II attached hereto to the applicable Purchasers set forth in Part II of Schedule II; and

(ii)            each party hereto hereby agrees to the foregoing clause (i) and the netting of certain amounts as set forth in Part II of Schedule II hereto.

(c)            Payment of each portion of the amounts set forth in clause (b) above shall be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth on Schedule II hereto.

(d)            For the avoidance of doubt, the applicable Purchasers shall not remit funds directly to the Seller in connection with the Incremental Purchase described in Section 5(b) hereto but shall instead remit net payments as set forth in clause (b)(i) above.

(e)            Notwithstanding the provisions of clause (b) above, in the event that the Administrator does not receive the amounts set forth in clause (b)(i) by 3:00 p.m. (New York time) on the date hereof, the Administrator shall promptly return to the applicable Purchasers the amounts distributed by such Purchasers to the Administrator pursuant to clause (b)(i) above.

9.            Representations and Warranties; Covenants. Each of the Seller, the Servicer, the Originators, the Buyer and the Performance Guarantor hereby certifies, represents and warrants to the Administrator, each Purchaser Agent and each Purchaser that on and as of the date hereof:

(a)            each of its representations and warranties contained in the Agreements is true and correct, in all material respects, as if made on and as of the Effective Date;

(b)            after giving effect to this Amendment, no event has occurred and is continuing that constitutes an Amortization Event or Unmatured Amortization Event;

(c)            the Facility Termination Date for all Purchaser Groups has not occurred; and

(d)            the Credit Agreement has not been amended since October 6, 2023.

10.            Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of each of the Agreements shall remain in full force and effect. After this Amendment becomes effective, all references in each of the Agreements and each of the other Transaction Documents to “this Agreement”, “hereof”, “herein”, or words of similar effect referring to the applicable Agreement shall be deemed to be references to such Agreement, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of any of the Agreements (or any related document or agreement) other than as expressly set forth herein.

11.            Effectiveness. This Amendment shall become effective on the date hereof (the “Effective Date”) upon satisfaction of each of the following conditions:

(a)            receipt by the Administrator and each Purchaser Agent of counterparts of (i) this Amendment, (ii) the amended and restated fee letter, dated as of the date hereof, by and among the Seller, the Servicer, the Administrator and each Purchaser Agent, (iii) the Limited Consent (the “Limited Consent”), dated as of the date hereof, by and among the parties thereto, and (iv) the Payoff Letter (the “Payoff Letter”), dated as of the date hereof, by and among the Seller, the Servicer, the Administrator, the Originators, each Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser and Mizuho Bank, Ltd.;

(b)            the Payoff Letter shall have become effective in accordance with its terms;

(c)            a reliance letter from the Seller’s counsel confirming that U.S. Bank and Truist may rely upon any opinions previously delivered by the Seller’s counsel in connection with the Receivables Purchase Agreement or any other Transaction Document as if U.S. Bank and Truist were addressees thereof; and

(d)            the Administrator and each Purchaser Agent shall have received all accrued and unpaid fees, costs and expenses to the extent then due and payable to it or the Purchasers on the Effective Date.

12.            Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts of this Amendment may be delivered by facsimile transmission or other electronic transmission, and such counterparts shall be as effective as if original counterparts had been physically delivered, and thereafter shall be binding on the parties hereto and their respective successors and assigns. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.            Governing Law. This Amendment shall be governed by, and construed in accordance with the law of the State of New York without regard to any otherwise applicable principles of conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

14.            Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any other Transaction Document or any provision hereof or thereof.

15.            Transaction Document. This Amendment shall constitute a Transaction Document under each of the Agreements.

16.            Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

17.            Ratification. After giving effect to this Amendment, the Limited Consent and the transactions contemplated hereby and thereby, all of the provisions of the Performance Undertaking shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Undertaking and acknowledges that the Performance Undertaking has continued and shall continue in full force and effect in accordance with its terms.

[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, as Seller and Buyer

By:	/s/ James Cleary
Name:	James Cleary
Title:	President & Chief Financial Officer

AMERISOURCEBERGEN DRUG CORPORATION, as initial Servicer and an Originator

By:	/s/ James Cleary
Name:	James Cleary
Title:	Executive Vice President & Chief Financial Officer

ASD SPECIALTY HEALTHCARE, LLC, as an Originator

By:	/s/ James Cleary
Name:	James Cleary
Title:	Executive Vice President & Chief Financial Officer

Acknowledged and Agreed

CENCORA, INC. (F/K/A AMERISOURCEBERGEN
CORPORATION)

By:	/s/ Bennett Murphy
Name:	Bennett Murphy
Title:	Senior Vice President, Head of Investor Relations & Treasury

S-1	Omnibus Amendment (ARFC)

MUFG BANK, LTD., as Administrator

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

VICTORY RECEIVABLES CORPORATION, as an Uncommitted Purchaser

By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan
Title:	Vice President

MUFG BANK, LTD., as Purchaser Agent for Victory Receivables Corporation

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

MUFG BANK, LTD., as Related Committed Purchaser for Victory Receivables Corporation

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

S-2	Omnibus Amendment (ARFC)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Uncommitted Purchaser

By:	/s/ Taylor Cloud
Name:	Taylor Cloud
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Purchaser Agent and Related Committed Purchaser for Wells Fargo Bank, National Association

By:	/s/ Taylor Cloud
Name:	Taylor Cloud
Title:	Director

LIBERTY STREET FUNDING LLC, as an Uncommitted Purchaser

By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan
Title:	Vice President

THE BANK OF NOVA SCOTIA, as Purchaser Agent and Related Committed Purchaser for Liberty Street Funding LLC

By:	/s/ Nick Mantas
Name:	Nick Mantas
Title:	Director

S-3	Omnibus Amendment (ARFC)

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser Agent,
Uncommitted Purchaser and
Related Committed Purchaser

By:	/s/ Christopher Blaney
Name:	Christopher Blaney
Title:	Senior Vice President

THE TORONTO-DOMINION BANK,
as a Purchaser Agent and
Related Committed Purchaser

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

GTA FUNDING LLC,
as an Uncommitted Purchaser

By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan
Title:	Vice President

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK, as an Uncommitted Purchaser

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

S-4	Omnibus Amendment (ARFC)

U.S. BANK NATIONAL ASSOCIATION, as Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser

By:	/s/ Jedd Dudgeon
Name:	Jedd Dudgeon
Title:	Vice President

TRUIST BANK, as Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser

By:	/s/ Paul Cornely
Name:	Paul Cornely
Title:	Vice President

S-5	Omnibus Amendment (ARFC)

EXECUTION VERSION
Exhibit A to ~~Nineteenth~~Twentieth Amendment dated ~~May 3~~April 17, ~~2023~~2024 CONFORMED COPY includes
First Amendment dated 4/28/11
Second Amendment dated 10/28/11
Third Amendment dated 11/16/12
Fourth Amendment dated 1/16/13
Fifth Amendment dated 6/28/13
Sixth Amendment dated 10/7/13
Seventh Amendment dated 7/17/14
Eighth Amendment dated 12/5/14
Omnibus Amendment dated 11/4/15
Tenth Amendment dated 6/21/16
Eleventh Amendment 11/18/16
Twelfth Amendment 12/18/17
Thirteenth Amendment 10/31/2018
Fourteenth Amendment 9/18/19
Fifteenth Amendment 10/16/20
Omnibus Amendment 5/13/21
Seventeenth Amendment dated 11/4/21
Eighteenth Amendment dated 10/21/22
Nineteenth Amendment dated 5/3/23

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

DATED AS OF APRIL 29, 2010

AMONG

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, AS SELLER,

AMERISOURCEBERGEN DRUG CORPORATION, AS INITIAL SERVICER,

THE VARIOUS PURCHASERS GROUPS FROM TIME TO TIME PARTY HERETO

AND

MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), AS ADMINISTRATOR

Exhibit A-1	Omnibus Amendment (ARFC)

TABLE OF CONTENTS

Page

ARTICLE I. PURCHASE ARRANGEMENTS		1

Section 1.1	Purchase Facility.	1
Section 1.2	Incremental Purchases	5
Section 1.3	Decreases	5
Section 1.4	Deemed Collections; Purchase Limit	6
Section 1.5	Payment Requirements and Computations	7
Section 1.6	[Reserved]	7
Section 1.7	Sharing of Payments, etc.	7

ARTICLE II. PAYMENTS AND COLLECTIONS		7

Section 2.1	Payments of Recourse Obligations	7
Section 2.2	Collections Prior to the Final Facility Termination Date~~;~~
	~~Repayment of Certain Demand Advances~~	8
Section 2.3	~~Repayment of Demand Advances~~Collections on the Final Facility Termination Date~~; Collections~~	9
Section 2.4	Payment Rescission	~~10~~9
Section 2.5	Clean Up Call	~~10~~9

ARTICLE III. COMMERCIAL PAPER FUNDING		10

Section 3.1	CP Costs	10
Section 3.2	Calculation of CP Costs	10
Section 3.3	CP Costs Payments	10
Section 3.4	Default Rate	10

ARTICLE IV. BANK RATE FUNDINGS		10

Section 4.1	Bank Rate Fundings	~~11~~10
Section 4.2	Yield Payments	11
Section 4.3	[Reserved]	11
Section 4.4	Inability to Determine Rates; Change in Legality	11
Section 4.5	Default Rate	12
Section 4.6	Benchmark Replacement Setting	12

ARTICLE V. REPRESENTATIONS AND WARRANTIES		17

Section 5.1	Representations and Warranties of the Seller	~~12~~17
Section 5.2	Representations and Warranties of the Seller With Respect to Each Sale of Receivables	~~16~~20
Section 5.3	Representations and Warranties of Servicer	~~17~~22

i

ARTICLE VI. CONDITIONS OF PURCHASES		25

Section 6.1	Conditions Precedent to Initial Incremental Purchase; Closing Date	~~21~~25
Section 6.2	Conditions Precedent to All Purchases and Reinvestments	~~21~~25

ARTICLE VII. COVENANTS		26

Section 7.1	Affirmative Covenants of the Seller	~~22~~26
Section 7.2	Negative Covenants of the Seller	~~27~~31
Section 7.3	Affirmative Covenants of the Servicer	~~30~~33
Section 7.4	Negative Covenants of the Servicer	~~34~~38

ARTICLE VIII. ADMINISTRATION AND COLLECTION		39

Section 8.1	Designation of Servicer	~~35~~39
Section 8.2	Duties of Servicer	~~36~~40
Section 8.3	Collection Notices	~~38~~42
Section 8.4	Responsibilities of Seller	~~38~~42
Section 8.5	Settlement Reports	~~38~~42
Section 8.6	Servicing Fee	~~39~~43

ARTICLE IX. AMORTIZATION EVENTS		43

Section 9.1	Amortization Events	~~39~~43
Section 9.2	Remedies	~~42~~46

ARTICLE X. INDEMNIFICATION		47

Section 10.1	Indemnities by the Seller Parties	~~42~~47
Section 10.2	Increased Cost and Reduced Return	~~45~~49
Section 10.3	Other Costs and Expenses	~~45~~50

ARTICLE XI. THE AGENTS		50

Section 11.1	Appointment and Authorization	~~46~~50
Section 11.2	Delegation of Duties	~~47~~51
Section 11.3	Exculpatory Provisions	~~47~~51
Section 11.4	Reliance by Agents	~~47~~52
Section 11.5	Notice of Amortization Events	~~48~~52
Section 11.6	Non-Reliance on Administrator, Purchaser Agents and Other Purchasers	~~48~~53
Section 11.7	Administrators and Affiliates	~~49~~53
Section 11.8	Indemnification	~~49~~53
Section 11.9	Successor Administrator	~~49~~54
Section 11.10	Erroneous Payments	54

ii

ARTICLE XII. ASSIGNMENTS AND PARTICIPATIONS		56

Section 12.1	Successors and Assigns; Participations; Assignments	~~50~~56

ARTICLE XIII. MISCELLANEOUS		58

Section 13.1	Waivers and Amendments	~~52~~58
Section 13.2	Notices	~~53~~59
Section 13.3	Protection of Administrator’s Security Interest	~~53~~60
Section 13.4	Confidentiality	~~54~~61
Section 13.5	Bankruptcy Petition	~~55~~62
Section 13.6	Limitation of Liability	~~55~~62
Section 13.7	CHOICE OF LAW	~~55~~62
Section 13.8	CONSENT TO JURISDICTION	~~56~~62
Section 13.9	WAIVER OF JURY TRIAL	~~56~~63
Section 13.10	Integration; Binding Effect; Survival of Terms	~~56~~63
Section 13.11	Counterparts; Severability; Section References	~~57~~63
Section 13.12	Characterization	~~57~~64
Section 13.13	Amendment and Restatement	~~58~~64
Section 13.14	Ratification by Performance Guarantor	~~58~~64
Section 13.15	Federal Reserve; Etc.	~~58~~64
Section 13.16	Patriot Act	~~58~~65
Section 13.17	Defaulted Receivables	~~58~~65
Section 13.18	Excluded Receivables	67

iii

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1      Payments of Recourse Obligations. Seller hereby promises to pay the following (collectively, the “Recourse Obligations”):

(a)            all amounts due and owing under Section 1.3 or 1.4 on the dates specified therein;

(b)            the fees set forth in the Fee Letters on the dates specified therein;

(c)            all accrued and unpaid Yield on the Receivable Interests accruing Yield at the Yield Rate on each Settlement Date applicable thereto;

(d)            [Reserved];

(e)            all accrued and unpaid CP Costs on the Receivable Interests funded with Commercial Paper on each Settlement Date; and

(f)             all Broken Funding Costs and all amounts due and owing under Article X, including, Indemnified Amounts, in each case, upon demand.

Section 2.2      Collections Prior to the Final Facility Termination Date~~; Repayment of Certain Demand Advances.~~.

(a)            Prior to the Final Facility Termination Date, any Deemed Collections received by the Servicer and the Purchasers’ Portion of any Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Final Facility Termination Date, Seller hereby requests and each Purchaser (other than any Exiting Purchasers) hereby agrees to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with the Purchasers’ Portion of the balance of each and every Collection received by the Servicer such that after giving effect to such Reinvestment, the Invested Amount of the Receivable Interests of each Purchaser (other than an Exiting Purchaser) immediately after such receipt and corresponding Reinvestment shall be equal to the amount of such Invested Amounts immediately prior to such receipt.

(b)            On each Settlement Date prior to the Final Facility Termination Date, the Servicer shall remit to each Purchaser Agent for the benefit of its Purchaser Group (or, if applicable, to the Administrator for its own benefit) the amounts set aside during the preceding Calculation Period that have not been subject to a Reinvestment and (after deduction of its Servicing Fee) apply such amounts (if not previously paid in accordance with Section 2.1) to the Aggregate Unpaids in the order specified:

first, ratably to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs (if any) that are then due and owing,

second, ratably to the payment of all accrued and unpaid fees under the Fee Letters (if any) that are then due and owing,

third, to the ratable reduction of the aggregate Invested Amount of each Exiting Purchaser,

fourth, if required under Section 1.1( b)(v)(B), 1.3 or 1.4, first, to the reduction of the aggregate Accordion Invested Amount (ratably according to each Purchaser’s Accordion Invested Amount until such amount is reduced to zero) and second, to the ratable reduction of the Aggregate Invested Amount (in each case, after giving effect to the amounts, if any, distributed pursuant to clause third above), fifth, for the ratable payment of all other unpaid Recourse Obligations, if any, that are then due and owing, and sixth, the balance, if any, to Seller or otherwise in accordance with Seller’s instructions.

~~(c) If the Collections are insufficient to pay the Servicing Fee and the amounts specified in clauses first through fifth above on any Settlement Date, Seller shall make demand upon ABDC for repayment of any outstanding Demand Advances in an aggregate amount equal to the lesser of (i) the amount of such shortfall in Collections, and (ii) the aggregate outstanding principal balance of the Demand Advances, together with all accrued and unpaid interest thereon, and ABDC hereby agrees to pay such amount to the Collection Account for distribution on such Settlement Date in accordance with the priorities above.~~

Section 2.3      ~~Repayment of Demand Advances~~Collections on the Final Facility Termination Date~~; CollectionsOn the Final Facility Termination Date, ABDC hereby agrees to repay the aggregate outstanding principal balance of all Demand Advances, together with all accrued and unpaid interest thereon, to the Collection Account, without demand or notice of any kind, all of which are hereby expressly waived by ABDC.~~

~~(b)~~ . On the Final Facility Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the Secured Parties, all Collections received on each such day. On and after the Final Facility Termination Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Administrator (after deduction of any accrued and unpaid Servicing Fee as of such date): (i) remit to each Purchaser Agent for the benefit of its Purchaser Group (or, if applicable, to the Administrator for its own benefit) the amounts set aside pursuant to the preceding two sentences, and (ii) apply such amounts to reduce the Aggregate Unpaids as follows:

first, to the reimbursement of the Administrator’s and each Purchaser Agent’s costs of collection and enforcement of this Agreement,

second, ratably to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letters,

fourth, to the ratable reduction of Aggregate Invested Amount,

fifth, for the ratable payment of all other Aggregate Unpaids, and sixth, after the Final Payout Date, to Seller.

Section 2.4      Payment Rescission~~Payment Rescission~~. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Purchaser Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.

Section 2.5      Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing the Administrator and each Purchaser Agent with at least two (2) Business Days prior notice), at any time following the reduction of the Aggregate Invested Amount to a level that is less than 10.0% of the original Purchase Limit, to repurchase all, but not less than all, of the then outstanding Receivable Interests plus any Broken Funding Costs. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds in accordance with Section 2.3~~(b)~~. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser, any Purchaser Agent or the Administrator.

ARTICLE III.
COMMERCIAL PAPER FUNDING

Section 3.1      CP Costs~~CP Costs~~. Seller shall pay CP Costs with respect to the Invested Amount of all Receivable Interests funded through the issuance of Commercial Paper or otherwise funded by Reliant Trust.

Section 3.2      Calculation of CP Costs. On each Business Day, each Purchaser (or the applicable Purchaser Agent on its behalf) shall calculate the aggregate amount of CP Costs applicable to its Receivable Interests accrued through the end of the preceding Business Day and shall notify Seller of such aggregate amount; provided, however, if any Conduit Purchaser is unable or unwilling to make such daily calculation, such Conduit Purchaser (or the applicable Purchaser Agent on its behalf) shall only be required to notify the Seller on the first Business Day of each calendar week with respect to the applicable CP Costs for each Business day in the preceding week.

Section 3.3      CP Costs Payments. On each Settlement Date, Seller shall pay to the applicable Purchaser Agent (for the benefit of the related Conduit Purchaser) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the portion of the Invested Amounts of all Receivable Interests funded by such Conduit Purchaser with Commercial Paper or otherwise funded by Reliant Trust for the Calculation Period then most recently ended in accordance with Article II.

limitation, any and all indentures, debentures, loans or other agreements to which the Seller is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, which would have a material adverse effect on the financial position or results of operations of the Seller or result in rendering any indebtedness evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired) of the Seller. The Seller has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of the Receivables.

(h)            No Amortization Event. No event has occurred and is continuing and no condition exists which constitutes an Amortization Event.

(i)            Accurate and Complete Disclosure. No information furnished by the Seller to the Administrator, any Purchaser Agent or any Purchaser pursuant to or in connection with this Agreement or any transaction contemplated hereby is false or misleading in any material respect as of the date as of which such information was furnished (including by omission of material information necessary to make such information not misleading).

(j)            No Proceedings. There are no proceedings or investigations pending, or to the knowledge of the Seller, threatened, before any Official Body (A) asserting the invalidity of the Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents, or (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by either the Seller or the Servicer of its obligations under the Transaction Documents or (ii) the validity or enforceability of the Transaction Documents, the Contracts or any material amount of the Receivables.

(k)            Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(l)            Litigation. As of ~~October 28, 2011~~the Twentieth Amendment Date, no injunction, decree or other decision has been issued or made by any Official Body that prevents, and to the knowledge of the Seller, no threat by any Person has been made to attempt to obtain any such decision that would have a material adverse effect on, the conduct by the Seller of a significant portion of the Seller’s business operations or any portion of its business operations affecting the Receivables, and no litigation, investigation or proceeding exists asserting the invalidity of the Transaction Documents, seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents, or seeking any determination or ruling that might materially and adversely affect (A) the performance by either the Seller or the Servicer of its obligations under the Transaction Documents or (B) the validity or enforceability of the Transaction Documents, the Contracts or any material amount of the Receivables.

(m)            Margin Regulations. The use of all funds acquired by the Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X of the Board of Governors of the Federal Reserve System, as the same may from time to time be amended, supplemented or otherwise modified.

(n)            Taxes. The Seller has timely filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes the transfer restrictions set forth in this Agreement. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of ABDC for purposes of GAAP.

(w)            Beneficial Ownership Rule. As of the Thirteenth Amendment Date, the information included in the Certification from Exemption of Beneficial Owner(s) Information Collection is true and correct in all respects.

(x)            Sanctioned Persons. None of the Seller, any Subsidiary thereof or, to the knowledge of the Seller, any of their respective directors, officers, agents or employees, is a Sanctioned Person.

(y)            Compliance with Laws and Agreements. The Seller is in compliance with all Laws, regulations and orders of any Official Body applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property.

Section 5.2      Representations and Warranties of the Seller With Respect to Each Sale of Receivables. By selling undivided ownership interests in Receivables to the Purchasers, either by Incremental Purchase or Reinvestment, the Seller represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of such sale of an Incremental Purchase or Reinvestment (in addition to its other representations and warranties contained herein or made pursuant hereto) that:

(a)            Purchase Notice. If such sale relates to an Incremental Purchase, all information set forth on the related Purchase Notice is true and correct as of the date of such Incremental Purchase.

(b)            Assignment. This Agreement vests in the Administrator, for the benefit of the Secured Parties, all the right, title and interest of the Seller in and to the Receivable Interest in the Receivables, and the Related Security and Collections with respect thereto, and constitutes a valid sale of or grant of a security interest in the Receivable Interest, enforceable against all creditors of and purchasers from the Seller.

(c)            No Liens. Each Receivable, together with the related Contract and all purchase orders and other agreements related to such Receivable, is owned by the Seller free and clear of any Lien, except as provided herein, and is not subject to any Dispute, except as provided herein. When each of the Purchasers makes a purchase of a Receivable Interest in such Receivable, it shall have acquired and shall continue to have maintained an undivided percentage ownership interest to the extent of its percentage of the Receivable Interest in such Receivable and in the Related Security and the Collections with respect thereto free and clear of any Lien, except as provided herein. The Seller has not and will not prior to the time of the sale of any such interest to the Purchasers have sold, pledged, assigned, transferred or subjected, and will not thereafter sell, pledge, assign, transfer or subject, to a Lien any of the Receivables, the Related Security or the Collections, other than the assignment of Receivable Interests therein to the Administrator, for the benefit of the Secured Parties, in accordance with the terms of this Agreement.

(d)            Filings. On or prior to each Purchase and each recomputation of the Receivable Interest, all financing statements and other documents required to be recorded or filed

(h)            No Proceedings. There are no proceedings or investigations pending, or to the knowledge of the Servicer, threatened, before any Official Body (A) asserting the invalidity of the Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents, or (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by either the Seller or the Servicer of its obligations under this Agreement or (ii) the validity or enforceability of the Transaction Documents, the Contracts or any material amount of the Receivables.

(i)            No Change in Ability to Perform. Since the date on which the Servicer accepted its duties hereunder, there has been no material adverse change in the ability of the Servicer to perform its obligations hereunder.

(j)            Credit and Collection Policy. The Credit and Collection Policy has been complied with in all material respects in regard to each Receivable and related Contract.

(k)            Financial Condition. The consolidated balance sheet of ~~the AmerisourceBergen~~Cencora and its Consolidated Subsidiaries (which shall include the Servicer) as at the most recent Fiscal Year end and the related statements of income and cash flows of ~~AmerisourceBergen~~Cencora and its Consolidated Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP, independent accountants, or another nationally recognized firm of independent accountants, are available as a matter of public record. The unaudited consolidated balance sheet of ~~AmerisourceBergen~~Cencora and its Consolidated Subsidiaries as at most recent fiscal quarter end and the related unaudited statements of income and cash flows of ~~AmerisourceBergen~~Cencora and its Consolidated Subsidiaries for the periods then ended are available as a matter of public record.

(l)            Litigation. As of ~~October 28, 2011~~the Twentieth Amendment Date, no injunction, decree or other decision has been issued or made by any Official Body that prevents, and to the knowledge of the Servicer, no threat by any Person has been made to attempt to obtain any such decision that would have a material adverse effect on, the conduct by the Servicer of a significant portion of its business operations or any portion of its business operations affecting the Receivables, and no litigation, investigation or proceeding asserting the invalidity of this Agreement, seeking to prevent the consummation of the transactions contemplated by this Agreement, or seeking any determination or ruling that might materially and adversely affect (A) the performance of the Servicer of its obligations under this Agreement, or (B) the validity or enforceability of this Agreement, the Contracts or any material amount of the Receivables.

(m)            Insurance. The Servicer currently maintains insurance with respect to its properties and businesses and causes its Subsidiaries to maintain insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by corporations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations including, without limitation, workers’ compensation insurance.

(n)            ERISA. No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a material adverse effect on the business, financial condition, operations or properties of Performance Guarantor and ERISA Affiliates taken as a whole. Any excess of the accumulated benefit obligations under one or more Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) over the fair market value of the assets of such Pension Plan or Pension Plans is in an amount that could not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the business, financial condition, operations or properties of Performance Guarantor and ERISA Affiliates taken as a whole.

(o)            Sanctioned Persons. None of the Servicer, any Subsidiary thereof or, to the knowledge of the Servicer, any of their respective directors, officers, agents or employees, is a Sanctioned Person.

(p)            Compliance with Laws and Agreements. The Servicer is in compliance with all Laws, regulations and orders of any Official Body applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on its financial condition or results of operations.

(q)            Securitization. The facility established by this Agreement and the other Transaction Documents constitutes a “Securitization” and the Seller constitutes a “Securitization Entity”, in each case, as defined in the Credit Agreement.

ARTICLE VI.

CONDITIONS OF PURCHASES

Section 6.1      Conditions Precedent to Initial Incremental Purchase; Closing Date. The conditions precedent to the initial Incremental Purchase of a Receivable Interest under the Original Agreement were satisfied on the date on which all of the conditions precedent set forth in Section 6.1 of the Original Agreement were satisfied or waived by the Administrator and each Purchaser Agent. This Agreement shall become effective on the date hereof (the “Closing Date”), subject to the conditions precedent that (a) the Administrator and each Purchaser Agent shall have received on or before the date of such Purchase those documents listed on Schedule A and (b) the Administrator and each Purchaser Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 6.2      Conditions Precedent to All Purchases and Reinvestments. Each Incremental Purchase and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such Purchase: (i) the Servicer shall have delivered to the Administrator and each Purchaser Agent on or prior to the date of such Purchase, in form and substance satisfactory to the Administrator and each Purchaser Agent, all Settlement Reports as and when due under Section 8.5 and (ii) upon the Administrator’s or any Purchaser Agent’s request, the Servicer shall have delivered to the Administrator and each Purchaser Agent at least one (1) Business Day prior to such Purchase an interim settlement report in substantially the form of Exhibit XI; (b) the Administrator and each Purchaser Agent shall have received such other documents as it may reasonably request and (c) on each Purchase Date, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Collection Account, unless (i) the Administrator (which shall promptly forward a copy to each Purchaser Agent) shall have received, at least ten (10) days before the proposed effective date therefor, (A) written notice of such addition, termination or change and (B) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement (which is reasonably satisfactory to the Administrator) with respect to the new Collection Account or Lock-Box, (ii) with respect to the termination of a Collection Bank or a Collection Account or Lock-Box, the Administrator shall have consented thereto (which consent shall not be unreasonably withheld and will be provided or withheld within 10 days of request) and (iii) with respect to any changes in instructions to Obligors regarding payments, the Administrator shall have consented thereto; provided that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box or Collection Account.

(h)            Use of Proceeds. Seller will not use the proceeds of the Purchases for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Subordinated Notes (as defined in the Receivables Sale Agreement) to the extent permitted thereunder and under the Receivables Sale Agreement, (ii) ~~making Demand Advances to ABDC at any time prior to the Final Facility Termination Date while it is acting as Servicer and no Amortization Event or Unmatured Amortization Event exists and is continuing, (iii)~~ paying its ordinary and necessary operating expenses when and as due, and (~~iv~~iii) making Restricted Junior Payments to the extent permitted under this Agreement.

(i)            Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Administrator and each Purchaser Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(e) of the Receivables Sale Agreement.

(j)            Restricted Junior Payments. Seller will not make any Restricted Junior Payment if after giving effect thereto, Seller’s Net Worth (as defined in the Receivables Sale Agreement) would be less than the Required Capital Amount (as defined in the Receivables Sale Agreement).

(k)            Seller Indebtedness. Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

(l)            Prohibition on Additional Negative Pledges. The Seller shall not enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Lien upon the Purchased Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents, and the Seller shall not enter into or assume any agreement creating any Lien upon the Subordinated Notes.

(m)            Sanctions. The Seller shall not use, directly or indirectly, all or any part of the proceeds of any Purchase hereunder for the purpose of financing, the activities or

(iii)            Defaults Under Other Agreements. For the Servicer, the occurrence of a default or an event of default in respect of a financing arrangement for an aggregate principal amount exceeding $100,000,000. For the Seller, the occurrence of a default or an event of default in respect of a financing arrangement for an aggregate principal amount exceeding $11,625.

(iv)            Notices under Receivables Sale Agreement. Copies of all notices to be delivered under the Receivables Sale Agreement.

(s)            Rebate Reserves. Servicer shall determine the Rebate Reserve in accordance with the definition thereof and in a manner consistent with its practice in effect on the date hereof and report the Rebate Reserve in each Settlement Report.

(t)            Accounting Certificate. The Servicer shall deliver, or cause to be delivered, the certificate described in Section 5.3(k).

(u)            Financial Statements. In the event that the balance sheet and/or the statements of income and cash flow (as described in Section 5.3(k)) of ~~AmerisourceBergen~~Cencora and its Consolidated Subsidiaries are no longer publicly available, ~~AmerisourceBergen~~Cencora shall, within 90 or 120 days of the end of the applicable quarter or Fiscal Year, respectively, provide copies of such balance sheet and/or statements of income and cash flow to the Administrator (which shall promptly forward a copy to each Purchaser Agent).

(v)            Policies and Procedures. The Servicer has instituted, and will continue to maintain and enforce, policies and procedures designed to ensure compliance by the Servicer, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

Section 7.4      Negative Covenants of the Servicer. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and the Agreement terminates in accordance with its terms, the Servicer hereby covenants, as to itself, that it will not:

(a)            No Rescissions or Modifications. Rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof or grant any Dilution to an Obligor, except in accordance with the Applicable Originator’s Credit and Collection Policy or otherwise with the prior written consent of the Administrator and the Required Purchaser Agents, unless such Receivable has been deemed collected pursuant to Section 1.4(a) or repurchased pursuant to the Receivables Sale Agreement.

(b)            No Liens. Cause any of the applicable Receivables or related Contracts, or any inventory or goods the sale of which may give rise to a Receivable or any Collection Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than (i) the sale and assignment of the Receivable Interest to the Administrator, for the benefit of Secured Parties, (ii) the Liens created in connection with the transactions contemplated by this Agreement or (iii) Liens in respect of a Receivable which has been deemed collected pursuant to Section 1.4(a) or repurchased pursuant to the Receivables Sale Agreement, and for which payment has been received.

at any time after the occurrence of an Amortization Event, to enforce the Receivables, the related Contracts and the Related Security, and (iii) at any time after the occurrence of an Amortization Event, to take such action as shall be reasonably necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrator rather than Seller.

Section 8.4      Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Administrator, on behalf of Secured Parties, of the Administrator’s rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Administrator, each Purchaser Agent and each Purchaser shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller or any Originator thereunder.

Section 8.5      Settlement Reports~~.~~ .

(a)            The Servicer shall prepare and forward to the Administrator (with an electronic copy to each Purchaser Agent) (i) on each Settlement Reporting Date, a Settlement Report (certified by an Authorized Officer of the Servicer) and an electronic file of the data contained therein and (ii) at such times as the Administrator or any Purchaser Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables; provided that, (i) if an Amortization Event or Unmatured Amortization Event has occurred and is continuing, the Administrator or any Purchaser Agent may request that the Servicer deliver a Settlement Report more frequently than monthly, but no more frequently than weekly, and (ii) if ~~ABDC~~Cencora fails to have debt ratings at or above BBB- by Standard & Poor’s, Baa3 by Moody’s or BBB- by Fitch, the Servicer shall, until such time as ~~ABDC~~Cencora has debt ratings at or above BBB- by Standard & Poor’s, Baa3 by Moody’s and BBB- by Fitch or as otherwise consented to in writing by the Administrator and the Required Purchaser Agents, deliver a Settlement Report weekly.

(b)            Upon the request of the Administrator or any Purchaser Agent (but not more frequently than every quarter), the Servicer shall provide in writing to the Administrator (which shall promptly forward a copy to each Purchaser Agent) the list of Obligors under Contracts related to the Receivables including, for each Obligor added to the list, the name, address, telephone number and account number of such Obligor and if there have been changes in the name, address, telephone number or account number of any existing Obligor, the revisions shall be provided.

Section 8.6      Servicing Fee~~Servicing Fee~~. As compensation for the Servicer’s servicing activities on their behalf, the Servicer shall be paid the Servicing Fee in arrears on each Settlement Date out of Collections.

ARTICLE IX.
AMORTIZATION EVENTS

Section 9.1      Amortization Events~~Amortization Events~~. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a)            the Seller or the Servicer shall fail to remit or fail to cause to be remitted to the Administrator, any Purchaser Agent or any Purchaser on any day any Collections, including any amounts to be remitted to reduce the Invested Amount or any portion thereof, or interest or fees set forth in any Fee Letter and required to be remitted to the Administrator, any Purchaser Agent or any Purchaser on such day, and with respect to failure to remit interest or any such fees, such failure shall continue for two Business Days after the date on which such interest or fees becomes due; or

(b)            the Seller or the Servicer shall fail to deposit, or pay or fail to cause to be deposited or paid when due any other amount due hereunder or shall fail to deliver any Settlement Report and such failure shall continue for two (2) Business Days after the date when such amount or Settlement Report became due; or

(c)            any representation, warranty, certification or statement made by the Seller, the Servicer or any Originator under this Agreement or any other Transaction Document or in any agreement, certificate, report, appendix, schedule or document furnished by the Seller, the Servicer or any Originator to the Administrator, any Purchaser Agent or any Purchaser pursuant to or in connection with this Agreement or any other Transaction Document shall prove to have been false or misleading in any respect material to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby as of the time made or deemed made (including by omission of material information necessary to make such representation, warranty, certification or statement not misleading) and which continues to be false or misleading in any material respect for a period of ten (10) Business Days after either (i) any Responsible Officer of the Seller or the Servicer becomes aware thereof or (ii) notice thereof to such Person by the Administrator, any Purchaser Agent or any Purchaser; or

(d)            a Change of Control shall occur with respect to the Performance Guarantor; or

(e)            except as otherwise provided in this Section 9.1, the Seller, the Servicer or any Originator shall default or fail in the performance or observance of any other covenant, agreement or duty applicable to it contained herein and such default or failure shall continue for ten (10) Business Days after either (i) any Responsible Officer of the Seller or the Servicer becomes aware thereof or (ii) notice thereof to such Person by the Administrator, any Purchaser Agent or any Purchaser; or

(f)            the Seller shall fail to pay any Indebtedness when due and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or ~~AmerisourceBergen~~Cencora or any of its Consolidated Subsidiaries (other than the Seller, if applicable) shall fail to pay any Indebtedness in excess of $150,000,000 of ~~AmerisourceBergen~~Cencora or any of its Consolidated Subsidiaries, as the case may be, or any interest or premium on such Indebtedness, in either case, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or a final court decision of $150,000,000 or more shall be rendered against ~~AmerisourceBergen~~Cencora or any of its Consolidated Subsidiaries and (i) such amount remains unpaid and (ii) ~~AmerisourceBergen~~Cencora or the relevant Consolidated Subsidiary does not, in good faith, contest such decision within the relevant statutory period; or

(g)            the average of the Default Ratios, computed for each of the immediately preceding three months, shall exceed 1.00%; or the average of the Dilution Ratios, computed for each of the immediately preceding three months, shall exceed 5.75%; or the average of the Delinquency Ratios, computed for each of the immediately preceding three months, shall exceed 3.50%; or the Days Sales Outstanding for any month shall exceed 40 days; or

(h)            (i) a Collection Bank shall default or fail in the performance or observance of any agreement or duty applicable to it in respect of any Collection Account, and (A) the Servicer has not notified the Administrator (which shall promptly forward a copy to each Purchaser Agent), within two (2) Business Days after becoming aware of such continuing default or failure, of the action it intends to take to cure such default or failure or (B) if so requested by the Administrator, any Purchaser Agent or any Purchaser, the Seller has not established, within fifteen (15) Business Days of such default or failure, another Collection Account with a Collection Bank agreed upon by the Seller and the Administrator, or (ii) the Seller or the Servicer shall default or fail in the performance or observance of any covenant, agreement or duty set forth in Sections 8.2 or 8.3 hereof which is within the control of the Seller or the Servicer, as the case may be, and such default or failure shall continue for two (2) Business Days after notice thereof; or

(i)            there shall be pending any litigation, investigation or proceeding, which the Seller or the Servicer is required to disclose pursuant to Section 7.1(i) or Section 7.3(m), respectively, hereof, which in the reasonable opinion of the Administrator, any Purchaser Agent or any Purchaser is likely to materially adversely affect the financial position or results of operations of the Seller or the Servicer or impair the ability of the Seller or the Servicer to perform its respective obligations under this Agreement; or

(j)            there shall have occurred any event which could have a material adverse effect on (i) the ability of any Seller Party, any Originator or the Performance Guarantor to perform its obligations under any Transaction Document, (ii) the legality, validity or enforceability of any Transaction Document, (iii) the Administrator’s security interest in the Receivables generally or in any significant portion of the Receivables or the proceeds thereof, or (iv) the collectibility of the Receivables generally or of any material portion of the Receivables; or

(k)            an Event of Bankruptcy shall occur with respect to the Seller, the Servicer, any Originator or the Performance Guarantor; or

(l)            the Aggregate Invested Amount shall exceed the Purchase Limit; or

(m)            the Net Pool Balance shall at any time be less than an amount equal to the sum of (i) the Aggregate Invested Amount plus (ii) the Required Reserve; or

(n)            ABDC is replaced as Servicer pursuant to Section 8.1(a) or otherwise resigns as Servicer; or

(o)            ~~AmerisourceBergen~~Cencora shall default or fail in the performance or observance of the covenant set forth in Section 6.05 of the Credit Agreement~~; or~~ as in effect on the Twentieth Amendment Date and without giving effect to any amendment, restatement, waiver, supplement or termination thereof, other than any amendment, restatement, waiver or supplement to the Credit Agreement that at the time of the effectiveness thereof, (i) the Required Purchaser Agents (or Affiliates thereof) and the Administrator (or an Affiliate thereof) were parties to the Credit Agreement, (ii) the Required Purchaser Agents (or Affiliates thereof) and the Administrator (or an Affiliate thereof) consented in writing to such amendment, restatement, waiver or supplement under the Credit Agreement and (iii) such amendment, restatement, waiver or supplement was consummated in accordance with the terms of the Credit Agreement; or

(p)            a final court decision for $11,625 or more shall be rendered against the Seller; or

(q)            ABDC shall cease to own 100% of the capital stock of the Seller or the Performance Guarantor shall cease to own (directly or indirectly) 100% of the capital stock of each Originator; or

(r)            ABDC shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person unless ABDC is the survivor of such transaction; or

(s)            (i) ~~definition of “Loan Parties,” “Securitization,” or “Securitization Entity” contained in the Credit Agreement is amended, modified or waived without the prior written consent of the Administrator and the Required Purchaser Agents; (ii) Section 6.01(a), 6.02(e) or 6.05 of the Credit Agreement is amended, modified or waived without the prior written consent of the Administrator and the Required Purchaser Agents~~[reserved]; (ii) [reserved]; or (iii) any other provision of (including by the addition of a provision) the Credit Agreement is amended, modified or waived without the prior written consent of the Administrator and the Required Purchaser Agents in any way which could reasonably be expected to materially and adversely impair the interests of the Administrator, any Purchaser Agent or any Purchaser in the Receivables, Related Security or Collections or could result in the creation of a Lien thereof; or

(t)            the Performance Guarantor shall default or fail in the performance of any covenant or agreement set forth in the Performance Undertaking; or

(u)            the “Termination Date” or any “Termination Event” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement; or

(v)            this Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrator (for the benefit of Secured Parties) shall cease to have a valid and perfected first priority security interest in the Purchased Assets; or

(w)            the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder; or

(x)            the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Purchased Assets or any assets of the Seller, Performance Guarantor or any Affiliate and such lien shall not have been released within seven (7) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 or Section 303(k) of ERISA with regard to any of the Purchased Assets; or

(y)            an ERISA Event shall have occurred that, in the opinion of the Required Purchaser Agents, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a material adverse effect on the business, financial condition, operations or properties of the Performance Guarantor and ERISA Affiliates taken as a whole.

Section 9.2      Remedies~~Remedies~~. Upon the occurrence and during the continuation of an Amortization Event, the Administrator may, or upon the direction of ~~any~~the Required Purchaser ~~Agent~~Agents shall, take any of the following actions: (i) replace the Person then acting as Servicer (ii) declare the Facility Termination Date for all Purchaser Groups to have occurred, whereupon Reinvestments shall immediately terminate and the Final Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided that, upon the occurrence of an Event of Bankruptcy with respect to any Seller Party, the Facility Termination Date for all Purchaser Groups shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) deliver the Collection Notices to the Collection Banks, (iv) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (v) notify Obligors of the Administrator’s security interest in the Receivables and other Purchased Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrator, each Purchaser Agent and each Purchaser otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Seller Parties. Without limiting any other rights that the Administrator, any Purchaser Agent, any Purchaser or any Funding Source may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Administrator, each Purchaser Agent, each Purchaser, each Funding Source and each of the respective assigns, officers, directors, members, partners, certificateholders, Administrators order to evidence the assignee’s right, title and interest in such interest in the Receivable Interests and to enable the assignee to exercise or enforce any rights of such Uncommitted Purchaser hereunder. Upon the assignment of any portion of its interest in the Receivable Interests, the assignee shall have all of the rights hereunder with respect to such interest (except that the CP Costs therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser, if applicable, unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different CP Costs).

(f)            Opinions of Counsel. If required by the Administrator or the applicable Purchaser Agent or to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Waivers and Amendments~~.~~.

(a)            No failure or delay on the part of the Administrator, any Purchaser Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)            Except as otherwise expressly set forth in this Agreement (including Section 4.1(b) and Section 4.6), no provision of any Transaction Document may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b). Seller and the Administrator, with the consent of the Required Purchaser Agents, may enter into written modifications or waivers of any provisions of any Transaction Document; provided that, no such modification or waiver shall:

(i)            without the consent of each Purchaser affected thereby, (A) extend the Facility Termination Date for the related Purchaser Group or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) change any fee payable to such Purchaser, (D) change the Invested Amount of any Receivable Interest, (E) amend, modify or waive any provision of the definition of Required Purchaser Agents, Section 1.7, Section 2.2, Section 2.3, Section 9.1, Section 12.1(d), Section 12.1(e), this Section 13.1(b), Section 13.5, Section 13.6(b) or Section 13.13, (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Available Commitment,” “Commitment,” “Dilution Reserve,” “Eligible Receivable,” “Government Receivable Excess,” “Liquidity Agreement”, “Loss Reserve,” “Obligor Concentration Limit,” “Yield Reserve,” “Purchase Limit,” “Purchase Price,” “Rebate Reserve,” “Required Reserve,” “Required Reserve Factor Floor” “Servicing Fee Rate,” or “Servicing Reserve” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; ~~or~~

(ii)            without the written consent of the Administrator and each Purchaser Agent, amend, modify or waive any provision of any Transaction Document if the effect thereof is to affect the rights (including, without limitation, fees and indemnities) or duties of such Administrator or Purchaser Agent,;

(iii)            subordinate the Administrator’s Liens on the Purchased Assets or subordinate the rights of payment under Sections 2.2 and 2.3 without the written consent of each Purchaser;

(iv)            release all or a material portion of the Purchased Assets from the Administrator’s security interest created hereunder; or

(v)            release the Performance Guarantor from any of its obligations under the Performance Undertaking or terminate the Performance Undertaking,

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition.

Section 13.2 Notices~~Notices~~. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if sent via U.S. certified or registered mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 13.2. Seller hereby authorizes the Administrator and each Purchaser Agent to effect Purchases and Interest Period and Yield Rate selections based on telephonic notices made by any Person whom such Administrator or Purchaser Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to such Administrator or Purchaser Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided that, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Administrator or any Purchaser Agent, the records of such Administrator or Purchaser Agent shall govern absent manifest error.

Section 13.3 Protection of Administrator’s Security Interest~~.~~.

(a)            Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrator or any Purchaser Agent may request, to perfect, protect or

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, as Seller

By:
Name:
Title:

Address:	Amerisource Receivables Financial Corporation P. O. Box 8985 Wilmington, DE 19899
Attention:	~~Jack Quinn~~Bennett Murphy
Telephone:	(610) 727-7453
Facsimile:	(610) 727-3639

AMERISOURCEBERGEN DRUG CORPORATION, as Servicer

By:
Name:
Title:

Address:	AmerisourceBergen Drug Corporation 1 West First Avenue Conshohocken, PA 19428
Attention:	~~Jack Quinn~~Bennett Murphy
Telephone:	(610) 727-7116
Facsimile:	(610) 727-3639

Amended and Restated

Receivables Purchase Agreement

(ARFC)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Purchaser Agent and Related Committed Purchaser for Wells Fargo Bank, National Association

By:
Name:
Title:

Address:	1100 Abernathy Road Suite 1600 Atlanta, GA 30328

E-mail:	WFCFReceivablesSecuritizationAtlanta@wellsfargo.com
Facsimile:	866-972-3558

Attention:	Ryan Tozier
Telephone:	770-508-2171
Facsimile:	855-818-1936

Attention:	Tim Brazeau
Telephone:	770-508-2165
Facsimile:	855-818-1932
Commitment:	$~~275,000,000~~270,000,000

Amended and Restated Receivables Purchase Agreement (ARFC)

LIBERTY STREET FUNDING LLC, as an Uncommitted Purchaser

By:
Name:
Title:

Address:

Liberty Street Funding LLC
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 2310
New York, New York 10036
Attention: Jill A. Russo
Telephone No.: (212) 295-2742
Facsimile No.: (212) 302-8767

THE BANK OF NOVA SCOTIA, as Purchaser Agent and Related Committed Purchaser for Liberty Street Funding LLC

By:
Name:
Title:

Address:

The Bank of Nova Scotia
~~One Liberty Plaza~~250 Vesey Street
New York, New York ~~10006~~10281
Attention: ~~Darren Ward~~Gig Morris
Telephone No.: (212) 225-~~5264~~
~~Facsimile No.: (212) 225 5274~~5184

Commitment: $~~275,000,000~~270,000,000

Amended and Restated

Receivables Purchase Agreement

(ARFC)

PNC BANK, NATIONAL ASSOCIATION, as Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser

By:
Name:
Title:

PNC Bank, National Association The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, PA 15222-2707

Attention:	Brian Stanley
Telephone:	(412) 768-3090
Facsimile:	(412) 762-9184

Commitment:	$~~110,000,000~~105,000,000

Amended and Restated

Receivables Purchase Agreement

(ARFC)

MUFG BANK, LTD., as Related Committed Purchaser for Victory Receivables Corporation

By:
Name:
Title:

Address for notice: MUFG Bank, Ltd. 1221 Avenue of the Americas New York, NY 10020
Attention:	Securitization Group
Telephone:	(212) 405-6970
Telecopier:	(212) 782-6448
E-mail:	securitization_reporting@us.mufg.jp

~~Commitment: $280,000,000MIZUHO BANK, LTD., as Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser~~

~~By:__________________________________________~~
~~Name:~~
~~Title:~~
~~Address for notice:~~
~~Mizuho Bank, Ltd.~~
~~1251 Avenue of the Americas~~
~~New York, NY 10020~~
~~Attention: Corporate Finance Division~~
Commitment: $275,000,000

Amended and Restated

Receivables Purchase Agreement

(ARFC)

THE TORONTO-DOMINION BANK, as Purchaser Agent and Related Committed Purchaser for Reliant Trust and GTA Funding LLC

By:
Name:
Title:

Address for notice: c/o TD Securities Inc. TD North Tower 25th floor 77 King St. West, Toronto ON, M5K 2A1
Attention:	ASG Asset Securitization
E-mail:	asgoperations@tdsecurities.com

Commitment:	$~~235,000,000~~230,000,000

U.S. BANK NATIONAL ASSOCIATION, as Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser

By:
Name:
Title:

Address for notice:
U.S. Bank National Association 214 N. Tryon St Charlotte, NC 28202 Attn: Jeff Fricano Telephone: (704) 335-7811 Email: jeff.fricano@usbank.com

Commitment: $150,000,000

Amended and Restated

Receivables Purchase Agreement

(ARFC)

TRUIST BANK, as Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser

By:
Name:
Title:

Address for notice:

Truist Bank 303 Peachtree Street, 25th Floor MC: GA-ATL-7662 Atlanta, GA 30308 Attn: Karen Weich Telephone: (404) 813-9293 Facsimile: (801) 453-4108 Email: agency.services@Truist.com

Commitment: $150,000,000

ACKNOWLEDGED AND AGREED:

~~AMERISOURCEBERGEN CORPORATION~~CENCORA, INC., as Performance Guarantor

By:
Name:
Title:

Amended and Restated

Receivables Purchase Agreement

(ARFC)

direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Invested Amount” means, on any date of determination, the aggregate Invested Amount of all Receivable Interests of all Purchasers outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (i) the Aggregate Invested Amount, plus (ii) all Recourse Obligations (whether due or accrued) at such time.

“Agreement” means this Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day for any Purchaser (a) the rate per annum equal to (i) two percent (2.00%) above Adjusted Daily One Month Term SOFR or (ii) if Adjusted Daily One Month Term SOFR is not available in accordance with Section 4.4 or 4.6, the greater of (x) the Prime Rate and (y) one-half of one percent (0.50%) above the Federal Funds Effective Rate or (b) any other rate designated as the “Alternate Base Rate” for such Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party (as a Purchaser) to the Agreement, or any other written agreement among such Purchaser to the Seller, the Servicer, the related Purchaser Agent and the Administrator from time to time. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

~~“AmerisourceBergen” shall mean AmerisourceBergen Corporation, a Delaware corporation.~~

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Seller Party, (iii) the Business Day specified in a written notice from the Administrator following the occurrence of any other Amortization Event, and (iv) the date which is 30 days after the Administrator’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules and regulations of any jurisdiction applicable to the Seller, the Servicer and their Subsidiaries concerning or relating to bribery, money laundering or corruption.

“Applicable Originator” shall mean the Originator which generated a specific Receivable (or Receivables).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the

Interest from investing the portion of such Invested Amount not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess (net of any amounts due to such Purchasers). All Broken Funding Costs shall be due and payable hereunder upon written demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York, Philadelphia, Pennsylvania or Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to SOFR, any U.S. Government Securities Business Day.

“Calculation Period” means a calendar month.

“Capitalized Lease” of a Person shall mean any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cencora” shall mean Cencora, Inc., a Delaware corporation, formerly known as AmerisourceBergen Corporation.

“Certification of Beneficial Owner(s)” means a certification regarding beneficial ownership of the Seller as required by the Beneficial Ownership Rule.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), of Equity Interests (as defined in the Receivables Sale Agreement) representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Performance Guarantor, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Performance Guarantor by Persons who were not (i) directors of the Performance Guarantor on September 18, 2019, (ii) nominated by the board of directors of the Performance Guarantor, (iii) appointed by directors referred to in the preceding clauses (i) and (ii), or (iv) approved by the board of directors of the Performance Guarantor as director candidates prior to their election to such board of directors or (c) the occurrence of a “Change in Control” under and as defined in the Credit Agreement.

“Closing Date” has the meaning set forth in Section 6.1.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit I to the Account Disclosure Letter.

“Collection Account Agreement” means an agreement substantially in the form of Exhibit V among Servicer, Seller, the Administrator and a Collection Bank and, if applicable, an Originator.

SOFR or (b) if either (i) Daily One Month Term SOFR is not available in accordance with Section 4.4 or 4.6 or (ii) Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers are then funding Receivable Interests at the Alternate Base Rate, in either case, the Alternate Base Rate.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October ~~27~~6, ~~2022~~2023, among ~~AmerisourceBergen~~Cencora, the borrowing subsidiaries party thereto, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof).

“Credit and Collection Policy” means, as applicable, each of the Servicer’s or the Applicable Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and provided to the Administrator and each Purchaser Agent, as modified from time to time in accordance with this Agreement.

“Credit Memo Lag Time” means, with respect to any Receivable, the greater of (a) 30 and (b) the weighted average of the credit memo lag times in days between the date of invoice of such Receivable and the date of issuance of a credit memo with respect to such Receivable (weighted based on the amount of such credit memo when issued), as determined by the Servicer based upon the results of the most recent agreed upon procedures audit or as otherwise agreed in writing among the Servicer, the Administrator and each Purchaser Agent, such Credit Memo Lag Time to be recalculated by the Servicer upon each subsequent agreed upon procedures audit and effective with the first Settlement Reporting Date following such recalculation (with the Credit Memo Lag Time as so recalculated remaining in effect until the next Credit Memo Lag Time recalculation).

“Cut-Off Date” means the last day of a Calculation Period.

“Daily One Month Term SOFR” means, for any day during an Interest Period, the Term SOFR Reference Rate for a tenor of one-month on such day, or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day (such day, the “Daily One Month Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Daily One Month Term SOFR Determination Day the Term SOFR Reference Rate for one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Daily One Month Term SOFR will be the Term SOFR Reference Rate for one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Daily One Month Term SOFR Determination Day.

“Daily One Month Term SOFR Determination Day” has the meaning specified in the definition of “Daily One Month Term SOFR”.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61-120 days from the original due date for such payment (determined without regard to any extension of the due date pursuant to Section 8.2(d)). The Outstanding Balance of any Delinquent Receivable shall be determined without regard to any credit memos or credit balances.

~~“Demand Advance” means any advance made by Seller to ABDC at any time while it is acting as the Servicer, which advance (a) is payable upon demand, (b) is not evidenced by an instrument, chattel paper or a certificated security, (c) bears interest at a market rate determined by Seller and the Servicer from time to time, (d) is not subordinated to any other Indebtedness or obligation of the Servicer, and (e) may not be offset by ABDC against amounts due and owing from Seller to it under its Subordinated Note; provided that no Demand Advance may be made after the Final Facility Termination Date or on any date prior to the Final Facility Termination Date on which an Amortization Event or an Unmatured Amortization Event exists and is continuing.~~

“Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

“Dilution Horizon Ratio” means, as of any Cut-Off Date, a ratio (expressed as a decimal), equal to the product of (a) the ratio computed by dividing (i) the Credit Memo Lag Time as of such Cut-Off Date, by (ii) 30 and (b) the ratio computed by dividing (i) the aggregate amount of receivables originated by the Originators during the most recent Calculation Period ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balances due to Dilutions during the Calculation Period ending on such Cut-Off Date, by (ii) the aggregate sales generated by the Originators during the Calculation Period prior to the Calculation Period ending on such Cut-Off Date.

“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of:

(a)            the sum of (i) 2.25 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times

(b)            the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Location” shall mean, with respect to the Seller, any Originator or the Servicer, the place where the Seller, such Originator or the Servicer, as the case may be, is “located” (within the meaning of Section 9-307, or any analogous provision, of the UCC, in effect in the jurisdiction whose Law governs the perfection of the Administrator’s (for the benefit of the Secured Parties) interests in any Purchased Assets).

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit I to the Account Disclosure Letter.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.25, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

~~“Mizuho” means Mizuho Bank, Ltd., and its successors.~~

"Moody’s” means Moody’s Investors Service, Inc.

“MUFG Bank, Ltd.” means MUFG Bank, Ltd., in its individual capacity and its successors.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001 (a) (3) of ERISA, to which Performance Guarantor or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor, (ii) the Rebate Reserve, (iii) the Government Receivable Excess and (iv) sales tax, excise tax or other similar tax or charge, arising with respect to such Eligible Receivables in connection with their creation and satisfaction.

“Non-Accordion Purchase Limit” means the Purchase Limit without giving effect to any increases or decreases pursuant to Section 1.1(b) of the Agreement.

“Obligor” shall mean, for any Receivable, each and every Person who purchased goods or services on credit under a Contract and who is obligated to make payments to an Originator or the Seller as assignee thereof pursuant to such Contract.

“Obligor Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Eligible Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit determined as follows for Obligors who have short term

“Payment Recipient” has the meaning set forth in Section 11.10.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Performance Guarantor or any ERISA Affiliate of Performance Guarantor sponsors or maintains, or to which Performance Guarantor or any of its ERISA Affiliates makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Performance Guarantor” means ~~AmerisourceBergen~~Cencora.

“Performance Undertaking” means that certain Performance Undertaking, dated as of July 10, 2003 by Performance Guarantor in favor of Seller, as amended and restated on December 2, 2004, as further amended and restated on October 16, 2020, substantially in the form of Exhibit IX, and as the same may be further amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PNC” means PNC Bank, National Association, and its successors.

“Prime Rate” means, for any day for any Purchaser, a rate per annum equal to the prime rate of interest announced from time to time by the related Purchaser Agent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchase” means an Incremental Purchase or a Reinvestment.

“Purchase Date” means each Business Day on which a Purchase is made hereunder.

“Purchase Limit” means $1,450,000,000, as such amount may be increased or reduced pursuant to Section 1.1(b) or (c) of the Agreement or otherwise in connection with any Exiting Purchaser or increase or decrease in the aggregate of the Commitments of each Related Committed Purchaser. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Aggregate Invested Amount.

“Purchase Limit Decrease Notice” has the meaning set forth in Section 1.1(b).

“Purchase Limit Increase Request” has the meaning set forth in Section 1.1(b).

“Purchase Notice” has the meaning set forth in Section 1.2.

(i)            all of Seller’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by an Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii)            all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii)            all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)            all service contracts and other contracts and agreements associated with such Receivable,

(v)            all Records related to such Receivable,

(vi)            all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and all of Seller’s right, title and interest in, to and under the Performance Undertaking, and

~~(vii)            all of Seller’s right, title and interest in and to the Demand Advances, and~~

(viii)            all proceeds of any of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Purchaser Agents” means, at any time, two or more Purchaser Agents representing Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers; provided that the unused Commitment of any Defaulting Purchaser shall be excluded for purposes of making a determination of “Required Purchaser Agents”.

“Required Reserve” means, on any day during a Calculation Period, the product of (a) the sum of (i) the greater of (1) the Required Reserve Factor Floor and (2) the sum of the Loss Reserve and the Dilution Reserve, (ii) the Yield Reserve and (iii) the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

“Required Reserve Factor Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (a) 28.00% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Responsible Officer” shall mean, with respect to the Seller, the Servicer, any Originator or the Performance Guarantor, the chief executive officer, president, principal financial officer or treasurer of such Person and any other Person identified on the List of Responsible Officers attached as Exhibit X hereto (as such list may be amended and supplemented from time to time) and agreed to by the Administrator.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” means, at any time, a country, territory or region that is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) at such time.

“Sanctioned Person” means, at any time, any Person the subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of specially designated foreign nationals or other persons maintained (i) by OFAC, the United States State Department or the United States Department of Commerce, (ii) by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (iii) the Government of Canada or any of its departments or agencies, (b) any Person located, operating, organized or resident in a Sanctioned Country (excluding any Person who has a current general or specific license granted by an Official Body administering any Sanctions) or (c) any Person 50% or more owned or controlled by one or more Persons referenced in clause (a) or (b).

“Sanctions” means economic or financial sanctions laws or regulations ~~or~~, trade embargoes or similar restrictions, in each case imposed, administered or enforced from time to time (a) by the United States government, including those administered by OFAC, the United States State Department or the United States Department of Commerce, (b) by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) the Government of Canada or any of its departments or agencies.

“Scheduled Facility Termination Date” means, for any Group Commitment, October 21, ~~2025~~2026 or with respect to any Purchaser Group party to an Assumption Agreement or Transfer Supplement, such other date, if any, set forth in the applicable Assumption Agreement or Transfer Supplement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Spread” means 0.10% per annum.

“Specified Obligor” means the Obligor specified in the Side Letter.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrator in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Thirteenth Amendment Date” means October 31, 2018.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letters, the Side Letter, each Subordinated Note (as defined in the Receivables Sale Agreement), the Extended Term Disclosure Letter, the Account Disclosure Letter and all other instruments, documents and agreements executed and delivered in connection herewith by any of the Seller Parties.

“Transactions” means the execution, delivery and performance by the Seller, the Servicer, the Performance Guarantor and each Originator of the Transaction Documents to which it is to be a party, the making of Purchases hereunder, the purchase and sale of Receivables under the Purchase and Sale Agreement, the use of the proceeds thereof and the other transactions contemplated hereby and by the other Transaction Documents.

“Transfer Supplement” has the meaning set forth in Section 12.1(c).

“Twentieth Amendment Date” means April 17, 2024.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

2.            The [Servicer, on behalf of the] Seller hereby requests that the Purchasers make a Purchase on ____________, 20__ (the “Purchase Date”) as follows:

(a)	Purchase Price:	$	_____________

(b)	(X)	Ratable Share[1]:

(i)	Liberty Street Funding LLC’s Purchaser Group:	$

(ii)	PNC Bank, National Association’s Purchaser Group:	$

(iii)	Victory Receivables Corporation’s Purchaser Group:	$

(iv)	Wells Fargo Bank, National Association’s Purchaser Group:

(v)	~~Mizuho~~U.S. Bank~~, Ltd.’s~~ National Association’s Purchaser Group:	$

(vi)	Truist Bank’s Purchaser Group:	$

(~~vi~~vii)	Reliant Trust’s/GTA Funding LLC’s Purchaser Group:	$

1 For Purchases based on the Ratable Share.

II-2

(Y)	Accordion Ratable Share[2]:

(i)	Liberty Street Funding LLC’s Purchaser Group:	$

(ii)	PNC Bank, National Association’s Purchaser Group:	$

(iii)	Victory Receivables Corporation’s Purchaser Group:	$

(iv)	Wells Fargo Bank, National Association’s Purchaser Group:	$

(v)	~~Mizuho~~U.S. Bank~~, Ltd.’s~~ National Association’s Purchaser Group:	$

(vi)	Truist Bank’s Purchaser Group:	$

(~~vi~~vii)	Reliant Trust’s/GTA Funding LLC’s Purchaser Group:	$

3.	Please disburse the proceeds of the Purchase as follows:

[Apply $________ to payment of Aggregate Unpaids due on the Purchase Date]. [Wire transfer $________ to the Facility Account.]

2 For Purchases based on the Accordion Ratable Share.

II-3

EXHIBIT IX

FORM OF SECOND AMENDED AND RESTATED PERFORMANCE UNDERTAKING

THIS SECOND AMENDED AND RESTATED PERFORMANCE UNDERTAKING (this “Undertaking”), dated as of October 16, 2020, is executed by ~~AmerisourceBergen Corporation~~Cencora, Inc., a Delaware corporation (the “Performance Guarantor”), in favor of Amerisource Receivables Financial Corporation, a Delaware corporation (together with its successors and assigns, “Recipient”). This Undertaking amends and restates that certain Amended and Restated Performance Undertaking, dated as of December 2, 2004, by the Performance Guarantor and after the date hereof, all references in any Transaction Document to the Performance Undertaking shall be deemed references to this Undertaking.

RECITALS

1.            AmerisourceBergen Drug Corporation (“ABDC”) and ASD Specialty Healthcare, LLC (each of the foregoing, an “Originator” and collectively, the “Originators”) and Recipient have entered into an Amended and Restated Receivables Sale Agreement, dated as of October 16, 2020 (as amended, restated or otherwise modified from time to time, the “Sale Agreement”), pursuant to which each Originator, subject to the terms and conditions contained therein, is selling and/or contributing its right, title and interest in its accounts receivable to Recipient.

2.            Performance Guarantor owns one hundred percent (100%) of the capital stock of each Originator and Recipient, and each Originator, and accordingly, Performance Guarantor has and is expected to continue to receive substantial direct and indirect benefits from its sale or contribution of receivables to Recipient pursuant to the Sale Agreement (which benefits are hereby acknowledged).

3.            As an inducement for Recipient to acquire the Originators’ accounts receivable pursuant to the Sale Agreement, Performance Guarantor has agreed to guaranty the due and punctual performance by each Originator of its obligations under the Sale Agreement, as well as the Servicing Related Obligations (as hereinafter defined).

4.            Performance Guarantor wishes to guaranty the due and punctual performance by each Originator of its obligations to Recipient under or in respect of the Sale Agreement and the Servicing Related Obligations (as hereinafter defined), as provided herein.

AGREEMENT

NOW, THEREFORE, Performance Guarantor hereby agrees as follows:

Section 1. Definitions. Capitalized terms used herein and not defined herein shall have the respective meanings assigned thereto in the Sale Agreement or the Receivables Purchase Agreement (as hereinafter defined). In addition:

“Guaranteed Obligations” means, collectively: (a) all covenants, agreements, terms, conditions and indemnities to be performed and observed by each Originator under and

IX-1

IN WITNESS WHEREOF, Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

~~AMERISOURCEBERGEN CORPORATION~~CENCORA, INC.

By:
Name:
Title:

Address:	~~AmerisourceBergen Corporation~~Cencora, Inc.

Attention:
Telephone:
Facsimile:

X-1

(iii)	Victory Receivables Corporation’s Purchaser Group:	$

(iv)	Wells Fargo Bank, National Association’s Purchaser Group:

(v)	~~Mizuho~~U.S. Bank~~, Ltd.’s~~ National Association’s Purchaser Group:	$

(vi)	Truist Bank’s Purchaser Group:	$

(~~vi~~vii)	Reliant Trust’s/GTA Funding LLC’s Purchaser Group:	$

(X)	Accordion Ratable Share[5]:

(i)	Liberty Street Funding LLC’s Purchaser Group:	$

(ii)	PNC Bank, National Association’s Purchaser Group:	$

(iii)	Victory Receivables Corporation’s Purchaser Group:	$

(iv)	Wells Fargo Bank, National Association’s Purchaser Group:	$

(v)	~~Mizuho~~U.S. Bank~~, Ltd.’s~~ National Association’s Purchaser Group:	$

(vi)	Truist Bank’s Purchaser Group:	$

(~~vi~~vii)	Reliant Trust’s/GTA Funding LLC’s Purchaser Group:	$

5 For reductions based on the Accordion Ratable Share.

X-2

(v)	~~Mizuho~~U.S. Bank~~, Ltd.’s~~ National Association:	$	~~____________________~~_______________

(vi)	Truist Bank:	$	______________

(~~vi~~vii)	Reliant Trust’s/GTA Funding LLC:	$

Seller hereby represents and warrants as of the date hereof, and as of the date of this increase, as follows:

(i)            the representations and warranties contained in Section V of the Receivables Purchase Agreement are correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates; and

(ii)            no event has occurred and is continuing, or would result from the increase proposed hereby, that constitutes an Amortization Event or an Unmatured Amortization Event.

Each Purchaser Agent shall notify the Seller and the Administrator in writing whether it consents to this increase request within ten (10) Business Days; provided that if any Purchaser Agent fails to so notify the Seller or the Administrator, the applicable Purchasers shall be deemed to have refused to consent to this increase request.

(v)	~~Mizuho~~U.S. Bank~~, Ltd.’s~~ National Association:	$	~~____________________~~_______________

(vi)	Truist Bank:	$_	_____________

(~~vi~~vii)	Reliant Trust’s/GTA Funding LLC:	$

Seller hereby represents and warrants as of the date hereof, and as of the date of this decrease, as follows:

(i)            the representations and warranties contained in Section V of the Receivables Purchase Agreement are correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates; and

(ii)            no event has occurred and is continuing, or would result from the increase proposed hereby, that constitutes an Amortization Event or an Unmatured Amortization Event.

Exhibit

XV-2

(a)            Group Commitments

Purchaser Group	Non-Accordion Group Commitment	Accordion Group Commitment	Group Commitment
Liberty Street Funding LLC	$	$
PNC Bank, National Association	$	$
Victory Receivables Corporation	$	$
Wells Fargo Bank, National Association	$	$
~~Mizuho~~U.S. Bank~~, Ltd.’s~~ National Association	$	$
Truist Bank	$	$
Reliant Trust/GTA Funding LLC	$	$

(b)            Ratable Share and Accordion Ratable Share of each Purchaser Group, expressed as a percentage:

Purchaser Group	Ratable Share	Accordion Ratable Share
Liberty Street Funding LLC
PNC Bank, National Association
Victory Receivables Corporation
Wells Fargo Bank, National Association
~~Mizuho~~U.S. Bank~~, Ltd.’s~~ National Association	$	$
Truist Bank	$	$
Reliant Trust/GTA Funding LLC

XVI-2

EXECUTION VERSION
Exhibit B to Omnibus Amendment, dated ~~May 13~~April 17, ~~2021~~2024

AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

DATED AS OF October 16, 2020

among

AMERISOURCEBERGEN DRUG CORPORATION and ASD SPECIALTY
HEALTHCARE, LLC,
as Originators,

and

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION,
as Buyer

(vi)            holding out either the assets or the creditworthiness of itself as being available for the payment of any liability of Buyer;

(vii)            maintaining an arm’s-length relationship with Buyer; and

(viii)            not transferring assets from itself to Buyer without fair consideration or with the intent to hinder, delay or defraud the creditors of either itself or Buyer.

(s)            Software. Such Originator shall use its reasonable efforts to enable each of the Buyer, any agent of the Buyer and the Servicer (whether by license, sublicense, assignment or otherwise) to use all of the computer software used to account for the Receivables to the extent necessary to administer the Receivables.

(t)            [Intentionally Omitted.]

(u)            Financial Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and cause ~~AmerisourceBergen~~Cencora to make its balance sheet and statement of income and cash flows publicly available as described in Section 5.3(k) of the Purchase Agreement and furnish, or cause to be furnished, to Buyer (or its assigns):

(i)            Accounting Certificate. The certificate described in Section 5.3(k) of the Purchase Agreement.

(ii)            [Intentionally Omitted.]

(iii)            Compliance Certificate. On the date of public filing (or the next succeeding Business Day) of the financial statements described above, a compliance certificate in substantially the form of Exhibit IV signed by an Authorized Officer of such Originator and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)            S.E.C. Filings. Promptly upon the written request of the Administrator or any Purchaser Agent, copies of all registration statements and annual, quarterly, monthly or other regular reports which such Originator files with the Securities and Exchange Commission.

(v)            Copies of Notices. Promptly upon its receipt of any notice under or in connection with any Transaction Document from any Person other than Buyer, the Administrator, any Purchaser Agent or any Purchaser, copies of the same.

(vi)            Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables originated by such Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

17

delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made and which continues to be false or misleading in any material respect for a period of ten (10) Business Days after either (i) any Responsible Officer of such Originator becomes aware thereof or (ii) notice thereof to such Originator by the Administrator, any Purchaser Agent or any Purchaser; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold and provided further, that any misrepresentation or certification for which Buyer has actually received a Purchase Price Credit shall not constitute a Termination Event hereunder.

(d)            Failure of any Originator to pay any Indebtedness when due in excess of $100,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or the default by any Originator in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed (and such default shall continue for the applicable grace period, if any, under the applicable agreement), the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of any Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(e)            An Event of Bankruptcy shall occur with respect to any Originator.

(f)            ~~AmerisourceBergen~~Cencora shall cease to own and control, directly or indirectly, at least 100% of any Originator.

(g)            One or more final judgments for the payment of money in an amount in excess of $100,000,000, individually or in the aggregate, shall be entered against any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

(h)            An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a material adverse effect on the business, financial conditions, operations or properties of Buyer, any Originator or any ERISA Affiliates taken as a whole.

(i)            An Amortization Event shall have occurred.

(j)            Any Originator becomes unable for any reason to convey or reconvey Receivables in accordance with the provisions of this Agreement.

(k)            The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Receivables, or any assets of Buyer, Originator or any Affiliate and the lien shall not have been released within seven (7) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 or Section 303(k) of ERISA with regard to any of the Receivables.

21

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement (hereinafter defined).

“Administrator” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Amended and Restated Receivables Sale Agreement, dated as of October 16, 2020, among the Originators and Buyer, as the same may be amended, restated or otherwise modified.

~~“AmerisourceBergen” shall mean AmerisourceBergen Corporation, a Delaware corporation.~~

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the Purchases hereunder and the final Calculation Period shall terminate on the Termination Date.

“Cencora” shall mean Cencora, Inc., a Delaware corporation.

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables originated by each Originator after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to Buyer of financing its investment in such Receivables during such period and (ii) the risk of nonpayment by the Obligors. Each Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which such

I-1

EXECUTION VERSION
Exhibit C to Omnibus Amendment, dated April 17, 2024

SECOND AMENDED AND RESTATED PERFORMANCE UNDERTAKING

THIS SECOND AMENDED AND RESTATED PERFORMANCE UNDERTAKING (this “Undertaking”), dated as of October 16, 2020, is executed by ~~AmerisourceBergen~~Cencora Inc., a Delaware corporation (the “Performance Guarantor”), in favor of Amerisource Receivables Financial Corporation, a Delaware corporation (together with its successors and assigns, “Recipient”). This Undertaking amends and restates that certain Amended and Restated Performance Undertaking, dated as of December 2, 2004, by the Performance Guarantor and after the date hereof, all references in any Transaction Document to the Performance Undertaking shall be deemed references to this Undertaking.

RECITALS

1.            AmerisourceBergen Drug Corporation (“ABDC”) and ASD Specialty Healthcare, LLC (each of the foregoing, an “Originator” and collectively, the “Originators”) and Recipient have entered into an Amended and Restated Receivables Sale Agreement, dated as of October 16, 2020 (as amended, restated or otherwise modified from time to time, the “Sale Agreement”), pursuant to which each Originator, subject to the terms and conditions contained therein, is selling and/or contributing its right, title and interest in its accounts receivable to Recipient.

2.            Performance Guarantor owns one hundred percent (100%) of the capital stock of each Originator and Recipient, and each Originator, and accordingly, Performance Guarantor has and is expected to continue to receive substantial direct and indirect benefits from its sale or contribution of receivables to Recipient pursuant to the Sale Agreement (which benefits are hereby acknowledged).

3.            As an inducement for Recipient to acquire the Originators’ accounts receivable pursuant to the Sale Agreement, Performance Guarantor has agreed to guaranty the due and punctual performance by each Originator of its obligations under the Sale Agreement, as well as the Servicing Related Obligations (as hereinafter defined).

4.            Performance Guarantor wishes to guaranty the due and punctual performance by each Originator of its obligations to Recipient under or in respect of the Sale Agreement and the Servicing Related Obligations (as hereinafter defined), as provided herein.

AGREEMENT

NOW, THEREFORE, Performance Guarantor hereby agrees as follows:

Section 1. Definitions. Capitalized terms used herein and not defined herein shall have the respective meanings assigned thereto in the Sale Agreement or the Receivables Purchase Agreement (as hereinafter defined). In addition:

Performance Undertaking

IN WITNESS WHEREOF, Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

~~AMERISOURCEBERGEN CORPORATION~~CENCORA, INC.

By:
Name:
Title:

Address:	~~AmerisourceBergen Corporation~~Cencora, Inc.

Attention:
Telephone:
Facsimile:

Performance Undertaking